Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 18, 2012	Brendan J. McGill Executive Vice President, COO/CFO 215-256-8828

Harleysville Savings Financial Corporation Announces an Increase of the Regular

Cash Dividend and Second Quarter Earnings for Fiscal Year 2012

Harleysville, PA., April 18, 2012 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.20 per share on the Company’s common stock. This represents an increase of 5.27% from the previous dividend. The cash dividend will be payable on May 23, 2012 to stockholders of record on May 9, 2012.

Net income for the second quarter was $1,221,000 or $.32 per diluted share compared to $1,094,000 or $.29 per diluted share for the same quarter last year.

Net income for the six months ended March 31, 2012 amounted to $2,585,000 or $.68 per diluted share compared to $2,310,000 or $.62 per diluted share for the same six-month period a year ago.

Commenting on the quarter-end operating results, President and Chief Executive Officer Ron Geib stated, “Based on the solid financial results of the quarter and our belief that we are well positioned for the future, we are pleased that we are able to create additional value for our stockholders by increasing the cash dividend to $.20 per share. We continue to remain focused on increasing core deposit relationships and reducing the amount of advances as they mature. Reducing our funding costs, while maintaining a portfolio of quality loans and investments, should allow us to deliver consistent, ongoing returns for our shareholders.”

The Company’s assets totaled $842.3 million compared to $856.5 million a year ago. Stockholders’ tangible book value increased 5.6% to $15.56 per share from $14.74 a year ago.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA, Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation

Selected Consolidated Financial Data as of March 31, 2012

(Dollars in thousands except per share data)	Year-To-Date
( Unaudited)	Six Months Ended:		Three Months Ended:
Selected Consolidated Earnings Data	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011	Mar 31, 2011
Total interest income	$17,741	$18,722	$8,736	$9,005	$9,358	$9,494	$9,291
Total interest expense	7,922	9,739	3,955	3,967	4,559	4,736	4,764

Net Interest Income	9,819	8,983	4,781	5,038	4,799	4,758	4,527
Provision for loan losses	505	325	255	250	660	165	175

Net Interest Income after Provision for Loan Losses	9,314	8,658	4,526	4,788	4,139	4,593	4,352

Bank owned life insurance	243	244	121	122	141	1,163	121
Other income	790	689	341	449	393	356	311
Total other expenses	6,711	6,502	3,413	3,298	3,239	3,385	3,340

Income before income taxes	3,636	3,089	1,575	2,061	1,434	2,727	1,444
Income tax expense	1,051	779	354	697	337	739	350

Net Income	$2,585	$2,310	$1,221	$1,364	$1,097	$1,988	$1,094

Per Common Share Data
Basic earnings	$0.69	$0.62	$0.33	$0.36	$0.29	$0.53	$0.29
Diluted earnings	$0.68	$0.62	$0.32	$0.36	$0.29	$0.53	$0.29
Dividends	$0.38	$0.38	$0.19	$0.19	$0.19	$0.19	$0.19
Tangible book value	$15.56	$14.74	$15.56	$15.39	$15.19	$15.09	$14.74
Shares outstanding	3,728,089	3,731,574	3,728,089	3,772,028	3,758,751	3,747,920	3,731,574
Average shares outstanding - basic	3,750,800	3,708,140	3,738,430	3,763,147	3,752,394	3,737,439	3,723,236
Average shares outstanding - diluted	3,790,592	3,741,864	3,794,487	3,790,457	3,776,650	3,771,917	3,758,260

	Year-To-Date
	Six Months Ended:		Three Months Ended:
Other Selected Consolidated Data	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011	Mar 31, 2011
Return on average assets	0.62%	0.54%	0.59%	0.66%	0.52%	0.93%	0.51%
Return on average equity	8.97%	8.55%	8.44%	9.40%	7.74%	14.26%	8.03%
Net interest rate spread	2.26%	2.00%	2.19%	2.33%	2.16%	2.11%	2.01%
Net yield on interest earning assets	2.43%	2.16%	2.36%	2.49%	2.34%	2.28%	2.17%
Operating expenses to average assets	1.62%	1.52%	1.64%	1.57%	1.53%	1.58%	1.56%
Efficiency ratio	61.95%	65.57%	65.10%	58.80%	60.72%	53.93%	67.36%
Ratio of non-performing loans to total assets at end of period	1.00%	0.42%	1.00%	0.64%	0.40%	0.38%	0.42%
Loan loss reserve to total loans, net	0.73%	0.55%	0.73%	0.68%	0.63%	0.51%	0.55%
Stockholders’ equity to assets	6.89%	6.42%	6.89%	6.97%	6.83%	6.59%	6.42%

Selected Consolidated Financial Data	Mar 31, 2012	Dec 31, 2011	Sept 30, 2011	Jun 30, 2011	Mar 31, 2011
Total assets	$842,266	$832,630	$835,713	$857,579	$856,478
Consumer Loans receivable	409,244	416,900	424,424	421,203	418,329
Commercial Loans receivable	102,655	99,593	97,373	90,916	85,646
Loan loss reserve	(3,809)	(3,559)	(3,311)	(2,652)	(2,795)
Total Loans receivable net	508,090	512,934	518,486	509,467	501,180
Cash & investment securities	145,569	119,448	122,306	150,978	161,878
Mortgage-backed securities	145,405	156,411	150,547	150,669	144,686
Total Investments	290,974	275,859	272,853	301,647	306,564
FHLB stock	11,832	12,455	13,110	13,800	14,526
Checking accounts	112,165	96,671	90,146	89,629	81,698
Savings accounts	153,684	147,156	138,805	137,474	138,228
Certificate of deposit accounts	284,572	286,544	295,450	303,999	311,346
Total Deposits	550,421	530,371	524,401	531,102	531,272
Advances	227,228	238,676	250,194	261,900	263,632
Total stockholders’ equity	58,026	58,033	57,082	56,551	55,009